                                 UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  SCHEDULE 13G
                                 (RULE 13d-102)

            INFORMATION STATEMENT PURSUANT TO RULES 13d-1 AND 13d-2
                   UNDER THE SECURITIES EXCHANGE ACT OF 1934
                               (AMENDMENT NO.  )*

                           LAMAR ADVERTISING COMPANY
                                (Name of Issuer)

                CLASS A COMMON STOCK, $0.001 PAR VALUE PER SHARE
                         (Title of Class of Securities)

                                  512815-10-1
                                 (CUSIP Number)



____________________

* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                                 SCHEDULE 13G
CUSIP NO. 512815-10-1                                         Page 2 of 14 Pages



--------------------------------------------------------------------------------
 1    NAME OF REPORTING PERSON
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

      The Reilly Family Limited Partnership
--------------------------------------------------------------------------------
 2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                             (a) /  /
                                                             (b) /  /
--------------------------------------------------------------------------------
 3    SEC USE ONLY


--------------------------------------------------------------------------------
 4    CITIZENSHIP OR PLACE OF ORGANIZATION

      State of Delaware
--------------------------------------------------------------------------------
                               5     SOLE VOTING POWER

          NUMBER OF

           SHARES              -------------------------------------------------
                               6     SHARED VOTING POWER
        BENEFICIALLY

          OWNED BY                   13,716,387
                               ------------------------------------------------
            EACH               7     SOLE DISPOSITIVE POWER

          REPORTING

           PERSON              ------------------------------------------------
                               8     SHARED DISPOSITIVE POWER
            WITH

                                     13,716,387
-------------------------------------------------------------------------------
 9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON


      13,716,387
--------------------------------------------------------------------------------
10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*


                                                                           [ ]
--------------------------------------------------------------------------------
11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)


      44.0%
--------------------------------------------------------------------------------
12    TYPE OF REPORTING PERSON*


      PN
--------------------------------------------------------------------------------

                     *SEE INSTRUCTION BEFORE FILLING OUT!

                                 SCHEDULE 13G
CUSIP NO. 512815-10-1                                         Page 3 of 14 Pages



--------------------------------------------------------------------------------
 1    NAME OF REPORTING PERSON
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

      Kevin P. Reilly, Jr.
--------------------------------------------------------------------------------
 2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                             (a) /  /
                                                             (b) /  /
--------------------------------------------------------------------------------
 3    SEC USE ONLY


--------------------------------------------------------------------------------
 4    CITIZENSHIP OR PLACE OF ORGANIZATION

      United States of America
--------------------------------------------------------------------------------
                               5     SOLE VOTING POWER

          NUMBER OF

           SHARES              -------------------------------------------------
                               6     SHARED VOTING POWER
        BENEFICIALLY

          OWNED BY                   13,716,387(1)
                               ------------------------------------------------
            EACH               7     SOLE DISPOSITIVE POWER

          REPORTING

           PERSON              ------------------------------------------------
                               8     SHARED DISPOSITIVE POWER
            WITH

                                     13,716,387(1)
-------------------------------------------------------------------------------
 9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON


      13,716,387(1)
--------------------------------------------------------------------------------
10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*


                                                                           [ ]
--------------------------------------------------------------------------------
11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)


      44.0%
--------------------------------------------------------------------------------
12    TYPE OF REPORTING PERSON*


      IN
--------------------------------------------------------------------------------

                     *SEE INSTRUCTION BEFORE FILLING OUT!



-------------------------

(1) Held in the Reilly Family Limited Partnership as shares of Class B Common Stock, $0.001 par value per share, which are convertible into shares of Class A Common Stock.

                                 SCHEDULE 13G
CUSIP NO. 512815-10-1                                         Page 4 of 14 Pages



--------------------------------------------------------------------------------
 1    NAME OF REPORTING PERSON
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

      Wendell S. Reilly
--------------------------------------------------------------------------------
 2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                             (a) /  /
                                                             (b) /  /
--------------------------------------------------------------------------------
 3    SEC USE ONLY


--------------------------------------------------------------------------------
 4    CITIZENSHIP OR PLACE OF ORGANIZATION

      United States of America
--------------------------------------------------------------------------------
                               5     SOLE VOTING POWER

          NUMBER OF

           SHARES              -------------------------------------------------
                               6     SHARED VOTING POWER
        BENEFICIALLY

          OWNED BY                   13,716,387(2)
                               ------------------------------------------------
            EACH               7     SOLE DISPOSITIVE POWER

          REPORTING

           PERSON              ------------------------------------------------
                               8     SHARED DISPOSITIVE POWER
            WITH

                                     13,716,387(2)
-------------------------------------------------------------------------------
 9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON


      13,716,387(2)
--------------------------------------------------------------------------------
10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*


                                                                           [ ]
--------------------------------------------------------------------------------
11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)


      44.0%
--------------------------------------------------------------------------------
12    TYPE OF REPORTING PERSON*


      IN
--------------------------------------------------------------------------------

                     *SEE INSTRUCTION BEFORE FILLING OUT!



-------------------------

(2) Held in the Reilly Family Limited Partnership as shares of Class B Common Stock, $0.001 par value per share, which are convertible into shares of Class A Common Stock.

                                 SCHEDULE 13G
CUSIP NO. 512815-10-1                                         Page 5 of 14 Pages



--------------------------------------------------------------------------------
 1    NAME OF REPORTING PERSON
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

      Sean E. Reilly
--------------------------------------------------------------------------------
 2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                             (a) /  /
                                                             (b) /  /
--------------------------------------------------------------------------------
 3    SEC USE ONLY


--------------------------------------------------------------------------------
 4    CITIZENSHIP OR PLACE OF ORGANIZATION

      United States of America
--------------------------------------------------------------------------------
                               5     SOLE VOTING POWER

          NUMBER OF

           SHARES              -------------------------------------------------
                               6     SHARED VOTING POWER
        BENEFICIALLY

          OWNED BY                   13,716,387(3)
                               ------------------------------------------------
            EACH               7     SOLE DISPOSITIVE POWER

          REPORTING

           PERSON              ------------------------------------------------
                               8     SHARED DISPOSITIVE POWER
            WITH

                                     13,716,387(3)
-------------------------------------------------------------------------------
 9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON


      13,716,387(3)
--------------------------------------------------------------------------------
10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*


                                                                           [ ]
--------------------------------------------------------------------------------
11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)


      44.0%
--------------------------------------------------------------------------------
12    TYPE OF REPORTING PERSON*


      IN
--------------------------------------------------------------------------------

                     *SEE INSTRUCTION BEFORE FILLING OUT!



-------------------------

(3) Held in the Reilly Family Limited Partnership as shares of Class B Common Stock, $0.001 par value per share, which are convertible into shares of Class A Common Stock.

                                 SCHEDULE 13G
CUSIP NO. 512815-10-1                                         Page 6 of 14 Pages



--------------------------------------------------------------------------------
 1    NAME OF REPORTING PERSON
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

      Anna R. Cullinan
--------------------------------------------------------------------------------
 2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                             (a) /  /
                                                             (b) /  /
--------------------------------------------------------------------------------
 3    SEC USE ONLY


--------------------------------------------------------------------------------
 4    CITIZENSHIP OR PLACE OF ORGANIZATION

      United States of America
--------------------------------------------------------------------------------
                               5     SOLE VOTING POWER

          NUMBER OF

           SHARES              -------------------------------------------------
                               6     SHARED VOTING POWER
        BENEFICIALLY

          OWNED BY                   13,716,387(4)
                               ------------------------------------------------
            EACH               7     SOLE DISPOSITIVE POWER

          REPORTING

           PERSON              ------------------------------------------------
                               8     SHARED DISPOSITIVE POWER
            WITH

                                     13,716,387(4)
-------------------------------------------------------------------------------
 9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON


      13,716,387(4)
--------------------------------------------------------------------------------
10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*


                                                                           [ ]
--------------------------------------------------------------------------------
11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)


      44.0%
--------------------------------------------------------------------------------
12    TYPE OF REPORTING PERSON*


      IN
--------------------------------------------------------------------------------

                     *SEE INSTRUCTION BEFORE FILLING OUT!



-------------------------

(4) Held in the Reilly Family Limited Partnership as shares of Class B Common Stock, $0.001 par value per share, which are convertible into shares of Class A Common Stock.

                                 SCHEDULE 13G
CUSIP NO. 512815-10-1                                         Page 7 of 14 Pages



--------------------------------------------------------------------------------
 1    NAME OF REPORTING PERSON
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

      Kevin P. Reilly, Sr.
--------------------------------------------------------------------------------
 2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                             (a) /  /
                                                             (b) /  /
--------------------------------------------------------------------------------
 3    SEC USE ONLY


--------------------------------------------------------------------------------
 4    CITIZENSHIP OR PLACE OF ORGANIZATION

      United States of America
--------------------------------------------------------------------------------
                               5     SOLE VOTING POWER

          NUMBER OF
                                     204,228
           SHARES              -------------------------------------------------
                               6     SHARED VOTING POWER
        BENEFICIALLY

          OWNED BY                   13,716,387(5)
                               ------------------------------------------------
            EACH               7     SOLE DISPOSITIVE POWER

          REPORTING
                                     204,228
           PERSON              ------------------------------------------------
                               8     SHARED DISPOSITIVE POWER
            WITH

                                     13,716,387(5)
-------------------------------------------------------------------------------
 9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON


      13,918,326
--------------------------------------------------------------------------------
10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*


                                                                           [ ]
--------------------------------------------------------------------------------
11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)


      44.4%
--------------------------------------------------------------------------------
12    TYPE OF REPORTING PERSON*


      IN
--------------------------------------------------------------------------------

                     *SEE INSTRUCTION BEFORE FILLING OUT!



-------------------------

(5) Held in the Reilly Family Limited Partnership as shares of Class B Common Stock, $0.001 par value per share, which are convertible into shares of Class A Common Stock.

                                SCHEDULE 13G

CUSIP NO. 512815-10-1                                         PAGE 8 OF 14 PAGES


ITEM 1(a).  NAME OF ISSUER:

    Lamar Advertising Company

ITEM 1(b).  ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

    5551 Corporate Boulevard
    Baton Rouge, Louisiana 70808

ITEM 2(a).  NAMES OF PERSONS FILING:

    The Reilly Family Limited Partnership (the "RFLP") \
    Kevin P. Reilly, Jr.
    Wendell S. Reilly
    Sean E. Reilly
    Anna R. Cullinan
    Kevin P. Reilly, Sr.  (As of April 10, 1997, Kevin P. Reilly, Sr. ceased to have voting or investment power over shares held by the RFLP, but he continues to hold partnership interests.)

ITEM 2(b).  ADDRESS OF PRINCIPAL OFFICES OR, IF NONE, RESIDENCE:

    For each Reporting Person:

    c/o The Lamar Corporation
    5551 Corporate Boulevard
    Baton Rouge, LA  70808

ITEM 2(c).  CITIZENSHIP:

    The RFLP is a Delaware limited partnership. The other Reporting Persons are citizens of the United States of America

ITEM 2(d).  TITLE OF CLASS OF SECURITIES:

    Class A Common Stock, $0.001 par value per share. The shares held in the RFLP are shares of Class B Common Stock, $0.001 par value per share, which are convertible on a one-for-one basis into shares of Class A Common Stock. (Generally, Class B Common Stock is entitled to ten votes per share whereas Class A Stock is entitled to one vote per share.)

ITEM 2(e).  CUSIP NUMBER:

    512815-10-1

ITEM 3. IF THE STATEMENT IS BEING FILED PURSUANT TO RULE 13d-1(b), OR 13d-2(b), CHECK WHETHER THE FILING PERSON IS A:

         (a)   [ ]  Broker or dealer registered under Section 15 of the Act,

         (b)   [ ]  Bank as defined in Section 3(a)(6) of the Act,

                                SCHEDULE 13G

CUSIP NO. 512815-10-1                                         PAGE 9 OF 14 PAGES


         (c)   [ ]  Insurance Company as defined in Section 3(a)(19) of the Act,


         (d)   [ ]  Investment Company registered under Section 8 of the
                    Investment Company Act,

         (e)   [ ]  Investment Adviser registered under Section 203 of the
                    Investment Advisers Act of 1940,

         (f)   [ ]  Employee Benefit Plan, Pension Fund which is subject to the provisions of the Employee Retirement Income Security Act of 1974 or Endowment Fund; see 13d-1(b)(1)(ii)(F),

         (g)   [ ]  Parent Holding Company, in accordance with Rule
                    13d-1(b)(ii)(G); see Item 7

         (h)   [ ]  Group, in accordance with Rule 13d-1(b)(1)(ii)(H).


Not applicable.

ITEM 4.     OWNERSHIP (AS OF DECEMBER 31, 1996).

    (a)  Amount beneficially owned:

         See Box 9 on cover pages.

    (b)  Percent of class:

         See Box 11 on cover pages.

    (c)  Number of shares as to which such person has:

         (i)     Sole power to vote or direct the vote:

                 See Box 5 on cover pages.

         (ii)    Shared power to vote or direct the vote*:

                 See Box 6 on cover pages.

         (iii)   Sole power to dispose or to direct the disposition of:

                 See Box 7 on cover pages.

         (iv)    Shared power to dispose or to direct the disposition of*:

                 See Box 8 on cover pages.

*With regard to Kevin P. Reilly, Sr., please see Item 2(a) above.

ITEM 5.     OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.

    If this statement is being filed to report the fact that as of the date hereof the reporting person had ceased to be the beneficial owner of more than
five percent of the class of securities, check the following [   ].

                                SCHEDULE 13G

CUSIP NO. 512815-10-1                                        PAGE 10 OF 14 PAGES



ITEM 6.     OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.

    Not applicable.

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY.

    Not applicable.

ITEM 8.     IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.

    Not applicable.

ITEM 9.     NOTICE OF DISSOLUTION OF GROUP.

    Not applicable.

ITEM 10.    CERTIFICATION.

    Not applicable.

                                SCHEDULE 13G

CUSIP NO. 512815-10-1                                        PAGE 11 OF 14 PAGES


                                  SIGNATURE


    After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated:  June 25, 1997


    The Reilly Family Limited Partnership


    By:  /s/ KEVIN P. REILLY, JR.
       ----------------------------------
    Name:    Kevin P. Reilly, Jr.
    Title:   Managing General Partner

     /s/ KEVIN P. REILLY, JR.
-------------------------------------
         Kevin P. Reilly, Jr.

     /s/ WENDELL S. REILLY
-------------------------------------
         Wendell S. Reilly

     /s/ SEAN E. REILLY
-------------------------------------
         Sean E. Reilly

     /s/ ANNA R. CULLINAN
-------------------------------------
         Anna R. Cullinan

     /s/ KEVIN P. REILLY, SR.
-------------------------------------
         Kevin P. Reilly, Sr.

                                SCHEDULE 13G

CUSIP NO. 512815-10-1                                        PAGE 12 OF 14 PAGES


    The original statement shall be signed by each person on whose behalf the statement is filed or his authorized representative. If the statement is signed on behalf of a person by his authorized representative other than an executive officer or general partner of the filing person, evidence of the representative's authority to sign on behalf of such person shall be filed with the statement, provided, however, that a power of attorney for this purpose which is already on file with the Commission may be incorporated by reference. The name and any title of each person who signs the statement shall be typed or printed beneath his signature.

Note. Six copies of this statement, including all exhibits, should be filed with the Commission.

Attention. Intentional misstatements or omissions of fact constitute Federal criminal violations (See 18 U.S.C. 1001).

                                SCHEDULE 13G

CUSIP NO. 512815-10-1                                        PAGE 13 OF 14 PAGES


                        EXHIBIT INDEX TO SCHEDULE 13G


Exhibit 1

Agreement as to Joint Filing of Schedule 13G.

Exhibit 2

List of all members of group.

                                SCHEDULE 13G

CUSIP NO. 512815-10-1                                        PAGE 14 OF 14 PAGES


                                  EXHIBIT 1


Each of the undersigned hereby affirms that he, she or it is individually eligible to use Schedule 13G and agrees that this Schedule 13G is filed on his, her or its behalf.

Dated:  __________________, 1997


    The Reilly Family Limited Partnership


    By:
       ----------------------------------
    Name:    Kevin P. Reilly, Jr.
    Title:   Managing General Partner


-------------------------------------
         Kevin P. Reilly, Jr.


-------------------------------------
         Wendell S. Reilly


-------------------------------------
         Sean E. Reilly


-------------------------------------
         Anna R. Cullinan


-------------------------------------
         Kevin P. Reilly, Sr.

                                SCHEDULE 13G

CUSIP NO. 512815-10-1                                        PAGE 15 OF 14 PAGES


                                  EXHIBIT 2

                            Members of the Group


Kevin P. Reilly, Jr.
Wendell S. Reilly
Sean E. Reilly
Anna R. Cullinan
Kevin P. Reilly, Sr.

Sean E. Reilly as custodian for:
    Hayden M. Reilly
    Ross L. Reilly

Kevin P. Reilly, Jr. as custodian for:
    Wendell G. Reilly
    James H. Reilly
    Mary L. Reilly

Kevin P. Reilly, Jr. as Trustee of:
    The Kevin P. Reilly, Jr. Family Irrevocable Trust
    The Anna R. Cullinan Family Irrevocable Trust
    The Wendell S. Reilly Family Irrevocable Trust